UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2024
Date of Report (date of earliest event reported)

RAYMOND JAMES FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Florida	1-9109		59-1517485
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

880 Carillon Parkway	St. Petersburg	Florida	33716
(Address of principal executive offices)			(Zip Code)

(727) 567-1000
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	RJF	New York Stock Exchange
Depositary Shares, Each Representing a 1/40th Interest in a Share of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock	RJF PrB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

President

On March 19, 2024, the Board of Directors of Raymond James Financial, Inc. (the “Company”) appointed Chief Financial Officer Paul M. Shoukry (40) as President of the Company, effective March 19, 2024. The Company noted that it expects Mr. Shoukry to be named Chief Executive Officer upon Paul C. Reilly’s eventual retirement from the role following a transition period. Mr. Shoukry will continue to serve as Chief Financial Officer until he assumes the role of Chief Executive Officer.

In his role as Chief Financial Officer, Mr. Shoukry is responsible since January 2020 for the overall financial management of the company, including balance sheet management, financial reporting, investor relations, corporate development, corporate tax, cash management, regulatory reporting, and financial planning and analysis. He oversees the firm’s Bank segment, is a member of the firm’s Executive Committee, and serves on the boards of subsidiaries Raymond James & Associates and TriState Capital Bank. Previously, Mr. Shoukry served from February 2018 as treasurer and from January 2017 as senior vice president of finance and investor relations, overseeing the firm's capital and liquidity planning, stress testing, debt issuance, cash management, broker/dealer regulatory reporting, investor relations and financial planning and analysis functions. He is a member of the Company’s Asset-Liability Committee, Capital Planning Committee, Enterprise Risk Management Committee and Disclosure Committee. Mr. Shoukry, a vice president since July 2012, joined the Company in its Assistant to the Chairman program in 2010. Prior to joining the Company, Mr. Shoukry was a commercial banker and management consultant. Mr. Shoukry graduated magna cum laude with bachelor’s and master’s degrees in accounting from The University of Georgia and holds an MBA from Columbia University. He is a Certified Public Accountant, a Certified Treasury Professional and holds Series 7 and 27 licenses.

There are no arrangements or understandings between Mr. Shoukry and any other person pursuant to which he was selected as an officer. Mr. Shoukry does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Christopher Shoukry, who is Paul M. Shoukry’s brother, serves as Director with Alex. Brown, a division of Raymond James & Associates, Inc., and was paid cash compensation during the period commencing October 1, 2022 to the present of $665,936, LTIP contributions in the amount of $41,900 and equity award compensation in the form of restricted stock units with an aggregate grant date value of $47,293.

The Compensation and Talent Committee of the Company’s Board of Directors will approve the compensation of Mr. Shoukry in connection with his new role at a later date.

Chief Operating Officer

In addition, on March 19, 2024, the Company announced that Chief Operating Officer Jeffrey A. Dowdle will retire from such role effective September 30, 2024, and that Scott A. Curtis, President, Private Client Group, has been appointed as Chief Operating Officer to succeed Mr. Dowdle, effective October 1, 2024. At such time, Mr. Dowdle will be appointed Vice Chair and will serve in an advisory role to facilitate a smooth transition.

There are no arrangements or understandings between Mr. Curtis and any other person pursuant to which he was selected as an officer. Mr. Curtis does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

The Compensation and Talent Committee of the Company’s Board of Directors will approve the compensation of Mr. Curtis in connection with his new role at a later date.

A copy of the press release issued by the Company in connection with the above is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following are filed as exhibits to this report:

Exhibit No.	Description
99.1	Press release, dated March 19, 2024, issued by Raymond James Financial, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: March 19, 2024	By:	/s/ Jonathan N. Santelli
Jonathan N. Santelli
Executive Vice President, General Counsel and
Secretary